Exhibit 99.1

Pacific Biosciences Announces Favorable Outcome in UK and German Patent Litigation

Against Oxford Nanopore

MENLO PARK, Calif., May 8, 2018 — Pacific Biosciences of California, Inc. (Nasdaq:PACB), the leader in long-read, high-resolution sequencing, today announced that it has entered into a five-year settlement agreement with Oxford Nanopore and other parties of patent infringement litigation between the parties in the United Kingdom and Germany, under which Oxford Nanopore will refrain from offering “2D” sequencing products through the end of 2023 in the United Kingdom and Germany.

Pacific Biosciences had previously filed claims in the High Court of England and Wales and in the District Court of Mannheim, Germany against Oxford Nanopore for infringement of EP Patent Nos. 3045542 and 3170904 (collectively, the “‘542 and ‘904 Patents”), and Oxford Nanopore had countered by filing claims against Pacific Biosciences for infringement of EP Patent No. 1192453 (the “‘453 Patent”) in the same jurisdictions.

Under the terms of the settlement, Oxford Nanopore has agreed not to make, dispose of, use or import any “2D” nanopore sequencing products, or to induce or assist others to carry out a “2D” sequencing process, in the UK or Germany through the end of 2023. During this time, Pacific Biosciences has agreed not to assert the ‘542 and ‘904 Patents against either Oxford Nanopore or its customers in the UK or Germany. Accordingly, the parties consented to entry by the UK High Court of an order staying Pacific Biosciences’ UK action against Oxford Nanopore through the end of 2023.

Pacific Biosciences’ ‘542 and ‘904 Patents do not expire until March 27, 2029, and Pacific Biosciences retains the right to assert the ‘542 and ‘904 Patents against Oxford Nanopore in the UK and Germany after 2023.

As part of the settlement, Oxford Nanopore and other parties have also agreed to dismiss their UK and German actions against Pacific Biosciences under the ‘453 Patent, and to not assert the ‘453 Patent against Pacific Biosciences or its customers through the end of 2023. Pacific Biosciences correspondingly agreed to dismiss its separate German nullity action seeking to invalidate the ‘453 Patent, which expires on June 22, 2020.

“We are pleased with this outcome to our European litigation,” said Dr. Michael W. Hunkapiller, Chief Executive Officer of Pacific Biosciences. “From the beginning, our goal with the UK and German actions was to enforce and protect our intellectual property estate, specifically with regard to Oxford Nanopore’s ‘2D’ products, which utilize PacBio’s single molecule consensus sequencing technology, and which Oxford Nanopore discontinued soon after we initiated the litigation. We look forward to the next phases of our litigation in the U.S. to address Oxford Nanopore’s ongoing infringement of other Pacific Biosciences patents.”

Pacific Biosciences’ patent assertion actions in U.S. District Court are not covered by the settlement. Based on four separate patents asserted by Pacific Biosciences, the U.S. District Court actions remain scheduled for trial starting in March 2020. Also excluded from the settlement are Pacific Biosciences’ appeal to the U.S. Court of Appeals for the Federal Circuit of a ruling issued earlier this year by the U.S. International Trade Commission regarding two U.S. patents from the same family as the ‘542 and ‘904 Patents.

About Pacific Biosciences

Pacific Biosciences of California, Inc. (NASDAQ:PACB) offers sequencing systems to help scientists resolve genetically complex problems. Based on its novel Single Molecule, Real-Time (SMRT®) technology, Pacific Biosciences’ products enable: de novo genome assembly to finish genomes in order to more fully identify, annotate and decipher genomic structures; full-length transcript analysis to improve annotations in reference genomes, characterize alternatively spliced isoforms in important gene families, and find novel genes; targeted sequencing to more comprehensively characterize genetic variations; and real-time kinetic information for epigenome characterization. Pacific Biosciences’ technology provides high accuracy, ultra-long reads, uniform coverage, and the ability to simultaneously detect epigenetic changes. PacBio® sequencing systems, including consumables and software, provide a simple, fast, end-to-end workflow for SMRT Sequencing. More information is available at www.pacb.com.

Forward-Looking Statements

All statements in this press release that are not historical are forward-looking statements, including, among other things, statements relating to legal proceedings to enforce or protect patent rights, the expected benefits of the settlement agreement with Oxford Nanopore, the validity or enforceability of patents or other forms of intellectual property, the suitability of methods or products for particular applications, future availability, uses, quality or performance of, or benefits of using, products or technologies, and other future events. You should not place undue reliance on forward-looking statements because they involve known and unknown risks, uncertainties, changes in circumstances and other factors that are, in some cases, beyond Pacific Biosciences’ control and could cause actual results to differ materially from the information expressed or implied by forward-looking statements made in this press release. Factors that could materially affect actual results can be found in Pacific Biosciences’ most recent filings with the Securities and Exchange Commission, including Pacific Biosciences’ most recent reports on Forms 8-K, 10-K and 10-Q, and include those listed under the caption “Risk Factors.”

Pacific Biosciences undertakes no obligation to revise or update information in this press release to reflect events or circumstances in the future, even if new information becomes available.

Contacts

Media:

Nicole Litchfield

415.793.6468

nicole@bioscribe.com

Investors:

Trevin Rard

650.521.8450

ir@pacificbiosciences.com